EXHIBIT 99
Contact:  Robert J. Combs
Deere & Company
309/765-5014

 FOR IMMEDIATE RELEASE (22 February 1994)

    MOLINE, ILLINOIS - Deere & Company today reported net income of $87.0 million or $1.02 per share in the first quarter of its 1994 fiscal year, compared with a loss before the cumulative effect of changes in accounting of $36.9 million or $.48 per share in the first quarter of 1993. The first quarter of Deere & Company's fiscal year ended January 31.
    Worldwide net sales and revenues increased 21 percent to $1.727 billion in the first quarter of 1994 from $1.424 billion last year.
    The $123.9 million improvement in income compared with the first quarter of last year was due primarily to significantly higher 1994 production and sales volumes. Total worldwide production tonnage was 25 percent higher than in last year's first quarter, when several of the company's factories scheduled additional production shutdowns along with the normal holiday shutdowns. In addition, income this year benefited from lower operating expenses and improved productivity in both the North American and overseas operations.
    Deere & Company's 1993 first quarter results were restated for accounting changes relating to Financial Accounting Standards Board
(FASB) Statement No. 106,
 Employers' Accounting for Postretirement Benefits
Other Than Pensions, and FASB
 Statement No. 112, Employers' Accounting for
Postemployment Benefits, which were
 adopted in the fourth quarter of 1993, effective retroactively to November 1, 1992.
 After the cumulative effect of these changes, the net loss for the first quarter of 1993 was $1.142 billion or $14.78 per share.
    Deere & Company Chairman and Chief Executive
Officer Hans W. Becherer said,
 "In response to strong retail demand, we have recently increased production schedules in each of our North American equipment operations.
As a result, 1994 worldwide
 production tonnage is now anticipated to be about 13 percent higher than 1993 output, which brings our production schedules up to the level of expected retail demand.
 Worldwide agricultural equipment production tonnage is expected to be up approximately 10 percent from last year, when dealer receivables were reduced by $146 million. Lawn and grounds care equipment and industrial equipment production schedules are each anticipated to be up 19 percent compared with a year ago.
 Worldwide production during the final three quarters of 1994 is scheduled to be up about 10 percent from output in the same period last year."
    Net sales of equipment increased 26 percent and were $1.407 billion in the current quarter compared with $1.115 billion in the first quarter of last year. Company inventories and dealers' receivables totaled $3.415 billion, approximately equal to first quarter 1993 levels when receivables had been substantially reduced to facilitate improved asset utilization. Financial services revenues totaled $298 million in the first quarter of 1994 compared with $281 million last year.
    "Retail sales of John Deere agricultural equipment in North America were higher than first quarter 1993 levels, due to continued strong retail demand," Becherer said.
 "North American retail sales of our lawn and grounds care equipment increased significantly compared with the same period last year, reflecting the continued recovery in the general economy. North American industrial equipment retail sales were also up substantially for the quarter, resulting from continued increases in residential and public construction activity. Overseas industry retail demand for agricultural equipment continued to be relatively weak. However, overseas retail sales of John Deere equipment continued to outperform the industry,"
Becherer said.
    Net income of the equipment operations totaled
$48.0 million for the first quarter
 of 1994 compared with a net loss, excluding accounting changes, of $78.0 million incurred during the same period last year. All of the company's equipment businesses reported earnings improvements during the quarter.
The North American agricultural
 equipment operations generated a strong operating profit compared with the operating loss incurred last year, primarily as a result of substantially higher production and sales volumes coupled with continued improvements in operating efficiency. The North
 American lawn and grounds care operations generated a comparable operating profit for the quarter compared with last year, and the North
American industrial equipment
 operations had an operating profit for the quarter compared with an operating loss incurred during the same period last year. Higher production and sales volumes combined with lower operating costs were the major factors contributing to the industrial equipment division's earnings improvement.
The company's overseas
 operations had a small operating profit during the first quarter of 1994 compared with a large operating loss last year, as operating costs were substantially lower while production volume was slightly higher than last year.
Operating profit is defined as
 income before interest expense, income taxes and certain other expenses.
    Financial services' net income was $38.6 million for the first quarter of 1994 compared with $40.9 million for the same period last year excluding the cumulative effect of accounting changes. Net income of the credit operations was $25.6 million for the first quarter of 1994, down from $30.8 million last year excluding accounting changes. The change in income primarily reflects lower revenues from a smaller receivable and lease portfolio caused mainly by the sale of retail notes in 1993, which was partially offset by higher securitization and servicing fee income from notes previously sold but still administered. Net income from insurance and health care operations was $13.0 million in the first quarter of 1994 compared with $10.1 million excluding the accounting changes for the same period last year, reflecting continued
 profitable growth of those businesses.
    "First quarter North American retail sales provide a strong base for operations during the remainder of the year,"  Becherer said.
"Despite weather-related shortfalls
 of corn and soybean production, United States farm net cash income is forecasted to have achieved record levels in 1993.  Due to the lower
1993 production and the
 resulting reduction in carryover stocks, a substantial increase in planted acreage of corn and soybeans should occur in 1994. While farm income will likely be lower in 1994 due mainly to lower livestock cash receipts, farm net cash income is still expected to be one of the highest in history. Additionally, early customer buying patterns are showing continued strengthening in demand for our products.
These developments are currently
 anticipated to result in an improved outlook for North
American industry retail sales
 of agricultural equipment in 1994, assuming a return to more normal weather patterns and continuing low levels of interest rates.
   "The European agricultural industry remains in the midst of fundamental change due to revisions to government agricultural policies,"
Becherer said.  "Although the
 long-term downward trend of European industry retail sales of agricultural equipment is expected to continue, the current outlook for 1994 is that retail sales will approximate
 1993 levels,"  Becherer said.
  "The North American economy is expected to continue its recovery in 1994,"
 Becherer said. "While factors including tax increases, government spending reductions, downsizing of the defense industry and recessionary conditions prevalent with many of the country's trading partners may limit general growth prospects, the lowest mortgage interest rates since the 1970's should continue to stimulate housing starts and consumer durable expenditures this year. Public construction expenditures should also experience moderate real growth, particularly in street, highway, bridge and sewer projects. Such developments should favorably affect the demand for industrial and construction equipment. Lawn and grounds care equipment is also expected to benefit from continued general economic growth and higher housing starts.
  "The outlook for all of our businesses remains positive and results of the company's equipment operations are expected to continue to improve significantly in 1994,"
 Becherer said. "Our new products continue to be well received, and our competitive position worldwide remains strong as we continue to emphasize total quality and enhanced
 productivity."

   The following information is disclosed on behalf of the company's credit subsidiary,
 John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:
  John Deere Capital Corporation's net income was $23.0 million in the first quarter of 1994 compared with $27.4 million in the same period last year excluding the cumulative effect of accounting changes ($23.6 million after the accounting changes).
  Net income excluding the accounting changes was down from last year, primarily reflecting lower revenues from a smaller receivable and lease portfolio caused by the sales of retail notes in 1993, which was partially offset by higher securitization and servicing fee income from retail notes previously sold but still administered. Revenues totaled $104.7 million in the first quarter of 1994 compared with $115.1 million last year. Interest expense for the quarter was down from $43.6 million last year to $35.9 million in 1994.
  Total receivable and lease acquisitions by the company increased 11 percent for the quarter. The higher acquisitions resulted mainly from an increased volume of agricultural and industrial notes. Acquisitions of revolving charge receivables were also higher in the first quarter compared to last year, reflecting continuing growth in this business.
  Net credit receivables and leases financed by John
Deere Capital Corporation were
 $3.477 billion at January 31, 1994 compared with $3.933 billion one year ago. The decrease in the portfolio was caused by note sales during 1993 as previously mentioned.
 Net credit receivables and leases administered, which include receivables previously securitized and sold but still administered, amounted to $4.656 billion at January 31,
 1994 compared with $4.520 billion at January 31, 1993.
 Attached data accompany this press release

                     FIRST QUARTER 1994 PRESS RELEASE

Net sales and revenues:
(millions of dollars)
                               THREE MONTHS ENDED

                                   January 31

                                              %

                              1994   1993   Change

Net Sales:
   Agricultural equipment   $  887 $  689     +29
  Industrial equipment         308    231     +33
  Lawn and grounds
    care equipment             212    195     + 9
      Total net sales        1,407  1,115     +26
Financial Services
   revenues                    298    281     + 6
Other revenues                  22     28     -21
      Total net sales
        and revenues        $1,727 $1,424     +21

United States and Canada:
  Equipment net sales       $1,120 $  829     +35
  Financial Services
    revenues                   298    281     + 6
      Total                  1,418  1,110     +28
Overseas net sales             287    286
Other revenues                  22     28     -21

      Total net sales
        and revenues        $1,727 $1,424     +21


Selected balance sheet data:
(millions of dollars)
                    January 31    October 31    January 31

                        1994           1993          1993
Equipment Operations:
Dealer accounts and notes
receivable - net        $2,728        $2,794       $2,759

   Inventories          $  688        $  464       $  719


Financial Services:
Credit receivables and leases
financed - net          $3,877        $3,758        $4,319

Credit receivables and leases
administered - net      $5,056        $5,195       $4,906
Insurance and health care
companies' assets       $1,527        $1,472       $1,419


Average Shares
Outstanding         85,591,552    77,291,186   77,291,186